Exhibit 99.1

THE MAY DEPARTMENT STORES COMPANY ANNOUNCES
COMPLETION OF ITS ACQUISITION OF MARSHALL FIELD'S

     ST. LOUIS, July 30, 2004 - The May Department Stores Company [NYSE: MAY] announced today that its previously announced acquisition of the Marshall Field's department store group from Target Corporation will be effective at 11:59 p.m., July 31, 2004.

     The acquisition includes substantially all of the assets that comprise Marshall Field's, including 62 stores, inventory, customer receivables, and distribution centers.

     As part of the transaction, May also is acquiring the real estate associated with nine Mervyn's store locations in the Twin Cities area. The transfer of these stores is expected to occur during the third quarter of 2004.

     The Marshall Field's acquisition is being financed through $2.2 billion of long-term debt and $1.0 billion of short-term borrowings and cash on hand.

     Effective with the closing of the Marshall Field's transaction, The May Department Stores Company will operate 497 department stores under the names of Famous-Barr, Filene's, Foley's, Hecht's, Kaufmann's, Lord & Taylor, L.S. Ayres, Marshall Field's, Meier & Frank, Robinsons-May, Strawbridge's, and The Jones Store, as well as 220 David's Bridal stores, 454 After Hours Formalwear stores, and 10 Priscilla of Boston stores in its Bridal Group. May operates in 46 states, the District of Columbia, and Puerto Rico.

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